Exhibit 99.1

United Fire Reports Third-Quarter 2011 Results

•
Net loss of $0.19 per diluted share for the third quarter of 2011, compared with net income per diluted share of $0.11 for the third quarter of 2010; operating loss(1) of $0.22 per share compared with operating income of $0.04 per share.

•	Book value per share at $26.88, down $0.47 per share or 1.7 percent from December 31, 2010.

•	Repurchased $6.3 million in company stock in the third quarter, bringing year-to-date total to $12.4 million.

CEDAR RAPIDS, IOWA - October 31, 2011 - United Fire & Casualty Company (NASDAQ: UFCS) today reports our financial results for the third quarter of 2011.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(In Thousands Except Shares and Per Share Data)	2011	2010	Change %	2011	2010	Change %
Revenue Highlights
Net premiums earned	$158,704	$119,158	33.2%	$425,118	$350,548	21.3%
Net investment income	26,926	27,084	(0.6)	81,730	83,343	(1.9)
Total revenues	187,574	147,904	26.8	513,454	441,043	16.4
Income Statement Data
Operating income (loss) (1)	$(5,568)	$2,064	NM	$(20,127)	$31,811	(163.3)%
After-tax realized investment gains	792	859	(7.8)	3,247	4,156	(21.9)
Net income (loss)	$(4,776)	$2,923	NM	$(16,880)	$35,967	(146.9)%
Diluted Earnings Per Share Data
Operating income (loss) (1)	$(0.22)	$0.04	NM	$(0.77)	$1.21	(163.6)%
After-tax realized investment gains	0.03	0.07	(57.1)	0.12	0.15	(20.0)
Net income (loss)	$(0.19)	$0.11	NM	$(0.65)	$1.36	(147.8)%
Catastrophe Data
Pre-tax catastrophe losses (1)	$23,697	$4,705	NM	$71,025	$15,431	NM
Effect on after-tax earnings per share	0.60	0.12	NM	1.78	0.38	NM
Effect on combined ratio	16.4%	4.4%	NM	18.5%	4.9%	NM

Combined ratio	115.7%	110.3%	4.9%	119.1%	99.7%	19.5%
Return on equity				(3.21)	6.87	(146.7)
Cash dividends declared per share	$0.15	$0.15	—	$0.45	$0.45	—
Diluted weighted average shares outstanding	25,722,572	26,323,588	(2.3)%	26,004,923	26,375,895	(1.4)%
NM = not meaningful

(1) The Non-GAAP Financial Measures section of this release defines and reconciles data not prepared in accordance with U.S. GAAP.

Natural Catastrophes Impact Third-Quarter Earnings

"The first two quarters of this year were marked by significant catastrophe losses, and unfortunately, the third quarter continued that trend with losses for the quarter totaling $23.7 million," said United Fire President and CEO Randy Ramlo. "The largest losses this quarter, however, were the result of two storms. In July, a powerful, long-lasting straight-line windstorm known as a derecho hit Iowa. Losses from this storm totaled $5.0 million. In August, a wind and hail event affected United Fire policyholders in Western Iowa, South Dakota, Nebraska and Northwest Missouri, with losses totaling $4.6 million. On our assumed business, we have seen some development in the third quarter like others in our industry have, however the development was not material. Year-to-date our catastrophe losses totaled $71.0 million.

"Although this year has been challenging, had our catastrophe activity been in-line with our historical experience and without the acquisition expenses related to Mercer Insurance Group, our results would have been similar to what we experienced through September 30, 2010.

"The Texas wildfires and Tropical Storm Lee had little impact on the Company, which is a testament to our disciplined underwriters. Also, while the Company experienced some exposure to Hurricane Irene due to the acquisition of Mercer Insurance Group, losses from Irene totaled less than Mercer Insurance Group's catastrophe reinsurance retention of $5.0 million. We believe this confirms what we assessed during our due diligence process: that the book of business on the East Coast was underwritten with great care for catastrophe exposures.

"Despite the challenges that the weather has continued to throw at us, we were encouraged by the rate increases and premium growth we began to see in some areas," Ramlo noted. "Some commercial segments turned slightly positive and personal lines continued to increase."

Mercer Insurance Integration Continues

"We continue to make good progress integrating Mercer Insurance Group into the United Fire Group operation. During the third quarter, substantial progress was made scanning the Mercer Insurance paper policy and claim files into United Fire's imaging system.  Having these files available in electronic format has permitted us to begin to implement some electronic work flow processes, and to prepare our policy and claims systems to handle the new states, products, and programs that the acquisition added. We anticipate that we will begin converting the Rocklin, California office's policy and claims processing systems to United Fire's processing system in the second quarter of next year, which will significantly reduce expenses.

"We've achieved other savings, as well. We brought the management of Mercer Insurance Group's investments in-house during the second quarter, eliminating approximately $0.4 million in annual fees and ensuring consistent, conservative investment practices. Effective August 1, we consolidated the Mercer Insurance Group non-catastrophe reinsurance program into the United Fire program, reducing overall reinsurance costs by $1.5 million for 2011, while increasing coverage limits and retention.

"Our life insurance subsidiary continued to make strides leveraging the Mercer Insurance Group acquisition and matching our corporate strategy of geographical expansion by filing for permission to operate in California, Delaware, Maryland, New Jersey, North Carolina, Virginia and West Virginia this quarter, after starting operations in Pennsylvania in the second quarter.

"We've also been evaluating the RMS Version 11 Hurricane Model, one of the tools we use along with many others in the industry. While our hurricane probable maximum loss has increased due to the new model, it is well within our internal guidelines, so we don't anticipate any significant changes in our target capital levels, exposures or reinsurance programs as a result."

Delivering Value to Stockholders

"Turning to our capital management strategy and our commitment to delivering value to our stockholders, we have repurchased an additional $6.3 million of our shares during the quarter, bringing our total stock repurchases to $12.4 million for the year thus far."

Property and Casualty Insurance Segment

For the nine months ended September 30, 2011, premium revenues for our property and casualty insurance segment were generated from approximately 90 percent commercial lines business and 10 percent personal lines business. Our top five states for direct premiums written were Iowa, Texas, California, Missouri and Louisiana.

Property & Casualty Insurance Financial Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2011	2010	2011	2010
Revenues
Net premiums written (1)	$143,412	$99,962	$413,165	$324,185
Net premiums earned	$144,065	$106,174	$384,838	$313,549
Investment income, net of investment expenses	8,085	7,854	26,273	25,494
Net realized investment gains
Other-than-temporary impairment charges	—	—	—	(153)
All other net realized gains	692	1,220	2,293	2,828
Total net realized investment gains	692	1,220	2,293	2,675
Other income	504	99	1,042	116
Total Revenues	$153,346	$115,347	$414,446	$341,834

Benefits, Losses and Expenses
Losses and loss settlement expenses	$115,127	$83,610	$316,916	$215,491
Amortization of deferred policy acquisition costs	40,547	25,983	105,663	75,373
Other underwriting expenses	11,050	7,506	35,576	21,826
Total Benefits, Losses and Expenses	$166,724	$117,099	$458,155	$312,690

Income (loss) before income taxes	$(13,378)	$(1,752)	$(43,709)	$29,144
Federal income tax expense (benefit)	(6,707)	(2,642)	(20,814)	2,496
Net income (loss)	$(6,671)	$890	$(22,895)	$26,648

GAAP combined ratio:
Net loss ratio	63.5%	74.4%	63.9%	63.8%
Catastrophes - effect on net loss ratio	16.4	4.4	18.5	4.9
Net loss ratio	79.9%	78.8%	82.4%	68.7%
Expense ratio	35.8	31.5	36.7	31.0
Combined ratio	115.7%	110.3%	119.1%	99.7%

Statutory combined ratio: (1)
Net loss ratio	63.6%	74.4%	63.9%	63.8%
Catastrophes - effect on net loss ratio	16.4	4.4	18.5	4.9
Net loss ratio	80.0%	78.8%	82.4%	68.7%
Expense ratio	32.7	32.2	32.2	31.1
Combined ratio	112.7%	111.0%	114.6%	99.8%
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•	Net premiums written increased 43.5 percent in the three-month period ended September 30, 2011, which is attributable to:

◦
Acquisition of Mercer Insurance Group - Total net premiums written increased $43.5 million or 33.1 percent for the quarter. The acquisition of Mercer Insurance Group contributed $33.1 million of the increase, with $28.0 million and $5.1 million, respectively, in our commercial and personal lines.

◦
Organic growth - The additional increase in our net premiums written is the result of a combination of controlled single digit rate increases in many of our lines, coupled with the internal growth initiatives we implemented at the beginning of 2011.

•
Commercial lines - Competitive market conditions eased slightly on renewals, but persisted on new business during the quarter. We were encouraged by commercial pricing trends in the third quarter, which turned slightly positive in small accounts under $10,000 in premium and commercial property business. In the third quarter of 2001, net premiums written, not including Mercer Insurance Group, increased 11.1 percent. Despite the slow economy, exposure unit reductions and out-of-business policy cancellations have slowed in some areas of the country.

•
Personal lines pricing improved again in the third quarter of 2011, with mid-single digit increases in auto insurance and upper-single digit increases in homeowners insurance. This continues a trend that began over two years ago.

•	Policy retention rates remained strong for both commercial and personal lines, with approximately 81.0 percent of our policies renewing.

•
GAAP combined ratio increased by 5.4 percentage points in the three-month period ended September 30, 2011, compared with the same period of 2010. For the nine-month period ended September 30, 2011, our combined ratio increased by 19.4 percentage points as compared to the same period of 2010. These increases are attributable to the following:

◦
Losses and loss settlement expenses increased 37.7 percent in the three-month period ended September 30, 2011 and 47.1 percent in the nine-month period ended September 30, 2011, as compared with the same periods in 2010. The primary cause for this deterioration is our direct catastrophe losses in the three-month period ended September 30, 2011, along with severe storm losses that occurred during the second quarter and assumed reinsurance losses related to the New Zealand earthquake and the earthquake and tsunami in Japan that occurred during the first quarter. We continued to see a reduction in legal expenses, which helped keep overall loss settlement expenses flat.

•
Non-catastrophe claims experience - While a small number of severe workers' compensation losses contributed to the increase in losses and loss settlement expenses, in general, we've seen claims frequency and severity continue their downward trajectory in workers' compensation and other casualty lines during the three-month period ended September 30, 2011. For example, other liability loss and loss settlement expenses decreased significantly because of the reduction in severity and frequency, as well as favorable development on prior year claims.

•
Acquisition of Mercer Insurance Group - the acquisition of Mercer Insurance Group accounted for $27.7 million and $55.7 million of the increase in loss and loss settlement expenses for the three- and nine-month periods ended September 30, 2011, respectively.

◦
Expense ratio, a component of the combined ratio, increased 4.3 percentage points and 5.7 percentage points in the three- and nine-month periods ended September 30, 2011, respectively, as compared to the same periods of 2010. This ratio is higher than our historical expense ratio, which is attributable to:

•
Other underwriting expenses and amortization of deferred policy acquisition costs together increased 54.1 percent and 45.3 percent in the three- and nine-month periods ended September 30, 2011, respectively, primarily due to an increase in amortization of deferred policy acquisition costs and transaction costs that are related to our acquisition of Mercer Insurance Group. These costs totaled $17.9 million and $45.4 million in the three- and nine-month periods ended September 30, 2011, respectively. Amortization of deferred policy acquisition costs related to Mercer Insurance Group will be higher than normal over the remainder of 2011 and into the first quarter of 2012. Deferred policy acquisition costs are amortized in the first 12 months of operations subsequent to the acquisition, with the majority of costs recorded in the first six months of that period.

Life Insurance Segment

United Life Insurance Company, our life insurance subsidiary, offers a variety of products, including single premium annuities, universal life products and traditional life products. For the nine months ended September 30, 2011, according to statutory financial measures that include annuities as premium income, our top five states for business were Iowa, Minnesota, Nebraska, Illinois and Wisconsin.

Life Insurance Financial Results:	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2011	2010	2011	2010
Revenues
Net premiums written (1)	$14,624	$12,950	$40,226	$36,912
Net premiums earned	$14,639	$12,984	$40,280	$36,999
Investment income, net of investment expenses	18,841	19,230	55,457	57,849
Net realized investment gains
Other-than-temporary impairment charges	—	—	—	(306)
All other net realized gains	527	102	2,703	4,025
Total net realized investment gains	527	102	2,703	3,719
Other income	221	241	568	642
Total Revenues	$34,228	$32,557	$99,008	$99,209

Benefits, Losses and Expenses
Losses and loss settlement expenses	$5,734	$5,702	$15,938	$14,941
Increase in liability for future policy benefits	9,167	7,218	25,229	20,983
Amortization of deferred policy acquisition costs	2,475	2,508	7,137	7,556
Other underwriting expenses	3,051	2,962	9,302	8,828
Interest on policyholders’ accounts	10,897	10,923	32,224	32,371
Total Benefits, Losses and Expenses	$31,324	$29,313	$89,830	$84,679

Income before income taxes	$2,904	$3,244	$9,178	$14,530
Federal income tax expense	1,009	1,211	3,163	5,211
Net income	$1,895	$2,033	$6,015	$9,319
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

•
Net income decreased 6.8 percent and 35.5 percent in the three- and nine-month periods ended September 30, 2011, respectively, as compared to the same periods of 2010, which is attributable to decreased investment results and an increase in future policy benefits, which were somewhat offset by an increase in net premiums earned.

◦
Net premiums earned increased 12.8 percent and 8.9 percent in the three- and nine-month periods ended September 30, 2011, respectively, as compared to the same periods of 2010. This was driven by our effort to increase sales of our single premium whole life product and an increase in single premium immediate annuity products by one of our new agencies.

◦
Investment income decreased 2.0 percent and 4.1 percent in the three- and nine-month periods ended September 30, 2011, compared to the same periods of 2010, due to historically low investment yields. As our fixed maturity securities were called or matured, we were unable to obtain the same level of return on the reinvestment of these funds.

◦
Loss and loss settlement expenses increased 0.6 percent and 6.7 percent in the three- and nine-month periods ended September 30, 2011, compared to the same periods of 2010, due to an increase in both immediate annuity benefits and traditional life insurance death benefits.

◦
Increase in liability for future policy benefits increased 27.0 percent and 20.2 percent in the three- and nine-month periods ended September 30, 2011, compared to the same period of 2010, due to the demographics of our insureds.

•
Deferred annuity sales increased 56.2 percent and 24.5 percent in the three- and nine-month periods ended September 30, 2011, respectively, as compared with the same periods of 2010. We attribute the increase to two reasons: First, consumers seeking products with guaranteed rates of return as equity markets remain volatile. Second, a new agency that began writing more deferred annuities with us in the second quarter continued this activity in the third quarter. We are also working to increase production of life sales and anticipate that this new agency will also play a part in that effort. While deferred annuity deposits are not recorded as a component of net premiums written or net premiums earned, they do generate investment income.

•
Net cash inflow related to our annuity business was $19.5 million and $16.9 million in the three- and nine-month periods ended September 30, 2011, respectively, compared to $5.9 million and $4.3 million in the same periods of 2010. We attribute this to the activity described above.

Consolidated Investment Results

Net investment income decreased 0.6 percent and 1.9 percent in the three- and nine-month periods ended September 30, 2011, respectively, as compared with the same periods of 2010. These decreases are attributable to historically low investment yields in 2011.

Net realized investment gains were $1.2 million and $1.3 million in the three-month periods ended September 30, 2011 and 2010, respectively. For the nine-month periods ended September 30, 2011 and 2010, net realized investment gains were $5.0 million and $6.4 million, respectively.

Net unrealized investment gains totaled $109.9 million as of September 30, 2011, an increase of $7.2 million, or 7.0 percent, since December 31, 2010. An increase in the value of our fixed maturity portfolio more than offset a decline in our equity portfolio.

Stockholders' Equity

As of September 30, 2011, the book value per share of our common stock is $26.88 compared to $27.35 at December 31, 2010. The decline was primarily attributable to a net loss of $16.9 million, along with stockholder dividends of $11.7 million and stock repurchases of $12.4 million. The decrease was somewhat offset by net unrealized investment appreciation of $7.2 million, net of tax.

In the three-month period ended September 30, 2011, we repurchased 377,543 shares of our common stock for $6.3 million, at an average cost of $16.72 per share. In the nine-month period ended September 30, 2011, we repurchased 701,140 shares of our common stock for $12.4 million, at an average cost of $17.68 per share. We are authorized to purchase an additional 471,686 shares of common stock under our Share Repurchase Program, which expires in August 2013.

Statutory Financial Measures
United Fire and its subsidiaries are required to file financial statements based on statutory accounting principles in each of the states where our insurance companies are domiciled and/or licensed to conduct business. Management analyzes financial data and statements that are prepared in accordance with statutory accounting principles, as well as GAAP.
Regulation G promulgated by the Securities and Exchange Commission does not require reconciliation to GAAP of data prepared under a system of regulation of a government or governmental authority or self-regulatory organization that is applicable to the registrant.

The following definitions of key statutory financial measures are provided for our readers’ convenience.
Premiums written is a measure of our overall business volume. Net premiums written comprise direct and assumed premiums written, less ceded premiums written. Direct premiums written is the amount of premiums charged for policies issued during the period. For the property and casualty insurance segment there are no differences between direct statutory premiums written and direct premiums written under GAAP. However, for the life insurance segment, deferred annuity deposits (i.e., sales) are included in direct statutory premiums written, whereas they are excluded for GAAP.
Assumed premiums written is consideration or payment we receive in exchange for insurance we provide to other insurance companies. We report these premiums as revenue as they are earned over the underlying policy period. Ceded premiums written is the portion of direct premiums written that we cede to our reinsurers under our reinsurance contracts. Premiums written is an important measure of business production for the period under review.

(In Thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net premiums written	$158,036	$112,912	$453,391	$361,097
Net change in unearned premium	1,843	6,329	(27,700)	(10,552)
Net change in prepaid reinsurance premium	(1,175)	(83)	(573)	3
Net premiums earned	$158,704	$119,158	$425,118	$350,548
Combined ratio is a commonly used statutory financial measure of property and casualty underwriting performance. A combined ratio below 100.0 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss settlement expense ratio (the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”).
When prepared in accordance with GAAP, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premiums earned. The expense ratio is calculated by dividing nondeferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned.
When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss settlement expenses by net premium earned; the expense ratio is calculated by dividing underwriting expenses by net premiums written.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income (loss) is net income (loss) excluding realized capital gains and losses and related federal income taxes. Because our calculation may differ from similar measures used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. Management evaluates this measurement and ratios derived from this measurement because we believe it better represents the normal, ongoing performance of our businesses.

(In Thousands Except Per Share Data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$(4,776)	$2,923	$(16,880)	$35,967
After-tax realized investment gains	(792)	(859)	(3,247)	(4,156)
Operating income (loss)	$(5,568)	$2,064	$(20,127)	$31,811
Diluted earnings (loss) per share	(0.19)	0.11	(0.65)	1.36
Diluted operating income (loss) per share	(0.22)	0.04	(0.77)	1.21

Catastrophe losses utilize the designations of the Insurance Services Office (ISO) and are reported with loss and loss settlement expense amounts net of reinsurance recoverables, unless specified otherwise. According to the ISO, a catastrophe loss is defined as a single unpredictable incident or series of closely related incidents that result in $25.0 million or more in U.S. industry-wide direct insured losses to property and that affect a significant number of insureds and insurers (“ISO catastrophe”). In addition to ISO catastrophes, we also include as catastrophes those events (“non-ISO catastrophes”), which may include U.S. or international losses, we believe are, or will be, material to our operations, either in amount or in number of claims made. Management, at times, may determine for comparison purposes that it is more meaningful to exclude extraordinary catastrophe losses and resulting litigation, such as Hurricane Katrina. The frequency and severity of catastrophic losses we experience in any year affect our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. Portions of our catastrophe losses may be recoverable under our catastrophe reinsurance agreements. We include a discussion of the impact of catastrophes because we believe it is meaningful for investors to understand the variability in periodic earnings.

(In Thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
ISO catastrophes (1)	$20,169	$4,015	$53,061	$14,588
Non-ISO catastrophes (2)	3,528	690	17,964	843
Total catastrophes	$23,697	$4,705	$71,025	$15,431
(1) This number does not include loss and loss settlement expenses incurred for Hurricane Katrina claims and related litigation.
(2) This number includes international assumed losses.

About United Fire & Casualty Company

Founded in 1946, United Fire & Casualty Company is engaged in the business of writing property and casualty insurance and life insurance and selling annuities. Our company's net premiums written totaled $453.4 million for the nine-month period ended September 30, 2011, and our market capitalization was $451.1 million at September 30, 2011.

We are licensed as a property and casualty insurer in 43 states, plus the District of Columbia, and we are represented by more than 1,200 independent agencies. United Fire is rated A (Excellent) by A.M. Best Company, which also ranked United Fire one of the Top 75 North American Public Insurers (based on 2010 assets) and Top 200 U.S. Property/Casualty Writers (based on 2010 net premiums written) in the July 2011 issue of Best's Review. United Fire has also been named one of the most trustworthy publicly traded companies in America, a list compiled through a partnership of Forbes and Audit Integrity. Less than five percent of the entire U.S. stock market qualifies for the list.

Our subsidiary, United Life Insurance Company, is licensed in 29 states, represented by more than 900 independent life agencies.

For more information about United Fire, visit www.unitedfiregroup.com.

Contacts:

Randy A. Ramlo, President/CEO or Dianne M. Lyons, Vice President/CFO, 319-399-5700

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and/or projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about our company, the industry in which we operate, and beliefs and assumptions made by management. Words such as “expect(s),” “anticipate(s),” “intend(s),” “plan(s),” “believe(s),” “continue(s),” “seek(s),” “estimate(s),” “goal(s),” “target(s),” “forecast(s),” “project(s),” “predict(s),” “should,” “could,” “may,” “will continue,” “might,” “hope,” “can” and other words and terms of similar meaning or expression in connection with a discussion of future operating, financial performance or financial condition, are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Part I Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 1, 2011 and in our report on Form 10-Q for the quarter ended June 30, 2011, filed with the SEC on August 5, 2011. The risks identified on Form 10-K are representative of the risks, uncertainties, and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release or as of the date they are made.

Supplemental Tables

The following table displays our consolidated results of operations for the three-month and nine-month periods ended September 30, 2011 and 2010.

Income Statement:	Three Months Ended September 30,		Nine Months Ended September 30,
(In Thousands)	2011	2010	2011	2010
Revenues
Net premiums written (1)	$158,036	$112,912	$453,391	$361,097
Net premiums earned	$158,704	$119,158	$425,118	$350,548
Investment income, net of investment expenses	26,926	27,084	81,730	83,343
Realized investment gains
Other-than-temporary impairment charges	—	—	—	(459)
All other realized gains	1,219	1,322	4,996	6,853
Total realized investment gains	1,219	1,322	4,996	6,394
Other income	725	340	1,610	758
Total Revenues	$187,574	$147,904	$513,454	$441,043

Benefits, Losses and Expenses
Losses and loss settlement expenses	$120,861	$89,312	$332,854	$230,432
Increase in liability for future policy benefits	9,167	7,218	25,229	20,983
Amortization of deferred policy acquisition costs	43,022	28,491	112,800	82,929
Other underwriting expenses	14,101	10,468	44,878	30,654
Interest on policyholders’ accounts	10,897	10,923	32,224	32,371
Total Benefits, Losses and Expenses	$198,048	$146,412	$547,985	$397,369

Income (loss) before income taxes	(10,474)	1,492	(34,531)	43,674
Federal income tax expense (benefit)	(5,698)	(1,431)	(17,651)	7,707
Net income (loss)	$(4,776)	$2,923	$(16,880)	$35,967
(1) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following table displays our consolidated financial condition at September 30, 2011 and December 31, 2010.

Balance Sheet:	September 30, 2011	December 31, 2010
(In Thousands)
Total invested assets:
Property and casualty segment	$1,265,170	$947,176
Life insurance segment	1,602,252	1,535,722
Total cash and investments	3,021,899	2,662,955
Total assets	3,611,675	3,007,439
Future policy benefits and losses, claims and loss settlement expenses	$2,419,243	$1,992,421
Total liabilities	2,926,218	2,291,015
Net unrealized investment gains, after-tax	$109,857	$102,649
Total stockholders’ equity	685,457	716,424

Property and casualty insurance statutory capital and surplus (1) (2)	$543,498	$594,308
Life insurance statutory capital and surplus (2)	164,303	158,379
(1) Because United Fire & Casualty Company owns United Life Insurance Company, property and casualty insurance statutory capital and surplus includes life insurance statutory capital and surplus and therefore represents our total consolidated statutory capital and surplus.
(2) The Statutory Financial Measures section of this release defines data prepared in accordance with statutory accounting practices, which is a comprehensive basis of accounting other than U.S. GAAP.

The following tables display our net premiums written by line of business:

Three Months Ended September 30,	2011	2010	2011	2010
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums (1)
Net Premiums Written
Commercial lines:
Other liability (2)	$28,202	$25,489	$28,506	$25,489
Fire and allied lines (3)	25,073	23,484	44,524	23,484
Automobile	24,168	22,088	31,163	22,088
Workers’ compensation	12,911	10,375	14,071	10,375
Fidelity and surety	4,452	4,618	4,520	4,618
Miscellaneous	228	192	228	192
Total commercial lines	$95,034	$86,246	$123,012	$86,246

Personal lines:
Fire and allied lines (4)	$7,184	$6,979	$11,171	$6,979
Automobile	4,185	3,938	5,278	3,938
Miscellaneous	135	123	209	123
Total personal lines	$11,504	$11,040	$16,658	$11,040
Reinsurance assumed	3,742	2,676	3,742	2,676
Total	$110,280	$99,962	$143,412	$99,962
(1) These numbers only represent Mercer Insurance Group's premiums that were written after the March 28, 2011 acquisition date.
(2)“Other liability” is business insurance covering bodily injury and property damage arising from general business operations, accidents on the insured’s premises and products manufactured or sold.
(3) “Fire and allied lines” includes fire, allied lines, commercial multiple peril and inland marine.
(4) “Fire and allied lines” includes fire, allied lines, homeowners and inland marine.

The following tables display our net premiums written by line of business:

Nine Months Ended September 30,	2011	2010	2011	2010
(In Thousands)	Excluding Mercer Insurance Group Premiums		Including Mercer Insurance Group Premiums
Net Premiums Written
Commercial lines:
Other liability	$92,897	$87,051	$93,535	$87,051
Fire and allied lines	78,153	75,187	120,084	75,187
Automobile	76,309	72,529	91,139	72,529
Workers’ compensation	41,614	36,942	44,055	36,942
Fidelity and surety	12,842	14,188	13,059	14,188
Miscellaneous	688	627	688	627
Total commercial lines	$302,503	$286,524	$362,560	$286,524

Personal lines:
Fire and allied lines	$19,605	$19,158	$27,391	$19,158
Automobile	12,161	11,449	14,263	11,449
Miscellaneous	426	380	593	380
Total personal lines	$32,192	$30,987	$42,247	$30,987
Reinsurance assumed	8,358	6,674	8,358	6,674
Total	$343,053	$324,185	$413,165	$324,185

The following tables display our net premiums earned, losses and loss settlement expenses and loss ratio by line of business:

Three Months Ended September 30,
	2011			2010
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$29,846	$9,213	30.9%	$28,335	$26,699	94.2%
Fire and allied lines	45,402	46,611	102.7	24,910	21,686	87.1
Automobile	30,999	26,364	85.1	23,506	18,837	80.1
Workers' compensation	14,257	11,572	81.2	11,459	8,116	70.8
Fidelity and surety	4,375	925	21.1	4,993	275	5.5
Miscellaneous	216	(134)	(62.0)	198	31	15.7
Total commercial lines	$125,095	$94,551	75.6%	$93,401	$75,644	81.0%

Personal lines
Fire and allied lines	$10,009	$10,962	109.5%	$6,230	$3,198	51.3%
Automobile	5,012	5,025	100.3	3,735	3,308	88.6
Miscellaneous	226	90	39.8	121	(143)	(118.2)
Total personal lines	$15,247	$16,077	105.4%	$10,086	$6,363	63.1%
Reinsurance assumed	$3,723	$4,499	120.8%	$2,687	$1,603	59.7%
Total	$144,065	$115,127	79.9%	$106,174	$83,610	78.8%

The following tables display our net premiums earned, losses and loss settlement expenses and loss ratio by line of business:

Nine Months Ended September 30,
	2011			2010
		Losses			Losses
		and Loss			and Loss
	Net	Settlement		Net	Settlement
(In Thousands)	Premiums	Expenses	Loss	Premiums	Expenses	Loss
Unaudited	Earned	Incurred	Ratio	Earned	Incurred	Ratio
Commercial lines
Other liability	$86,796	$31,023	35.7%	$85,056	$58,644	68.9%
Fire and allied lines	113,570	133,288	117.4	73,754	60,967	82.7
Automobile	83,584	57,719	69.1	69,732	49,320	70.7
Workers' compensation	39,352	33,131	84.2	34,305	19,899	58.0
Fidelity and surety	12,280	944	7.7	13,969	2,757	19.7
Miscellaneous	627	251	40.0	597	76	12.7
Total commercial lines	$336,209	$256,356	76.2%	$277,413	$191,663	69.1%

Personal lines
Fire and allied lines	$26,045	$30,471	117.0%	$18,317	$11,023	60.2%
Automobile	13,674	10,995	80.4	10,818	9,265	85.6
Miscellaneous	571	193	33.8	324	(219)	(67.6)
Total personal lines	$40,290	$41,659	103.4%	$29,459	$20,069	68.1%
Reinsurance assumed	$8,339	$18,901	NM	$6,677	$3,759	56.3%
Total	$384,838	$316,916	82.4%	$313,549	$215,491	68.7%